SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

February 21, 2020

Date of Report (date of earliest event reported)

BIOMERICA, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	0-8765	95-2645573
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

17571 Von Karman Ave.

Irvine, California 92614

(Address of Principal Executive Offices

Including Zip Code)

949-645-2111

(Registrant’s Telephone Number,

Including Area Code)

_________

(Former Name or Former Address if Changed

Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01         Entry into a Material Definitive Agreement.

On February 21, 2020, Biomerica, Inc. (the “Company”) entered into a Stock Purchase Agreement (the “Stock Purchase Agreement”) with Palm Global Small Cap Master Fund LP (“Palm”) pursuant to which the Company agreed to sell and issue to Palm, and Palm agreed to purchase from the Company, 571,429 shares of the Company’s Series A Convertible Preferred Stock, $0.08 par value per share (the “Series A Preferred Shares”) for a purchase price (the “Purchase Price”) of approximately $2 million, or $3.50 per Series A Preferred Share (such transaction, the “Share Issuance”).

On February 26, 2020, the Company completed the issuance and sale of the Series A Preferred Shares to Palm (the “Closing”).  The issuance and sale of the Series A Preferred Shares was a private placement exempt from registration pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended, and Regulation D promulgated thereunder.

The Company will use the proceeds from the sale of the Series A Preferred Shares to register the shares of Common Stock, $0.08 par value per share of the Company, issuable upon conversion of the Series A Preferred Shares, for resale and for the general corporate purposes of the Company.

The Stock Purchase Agreement contains customary representations, warranties and covenants.  Until the third anniversary of the Closing, Palm will have certain rights to purchase a pro rata portion (based on the number of Conversion Shares beneficially owned by Palm) of any equity securities, or instruments convertible into or exchangeable for any equity securities, in certain proposed offerings by the Company (the “Participation Rights”). Palm’s Participation Rights will not apply in connection with certain excluded transactions, including any acquisitions, strategic partnerships or commercial arrangements entered into by the Company or any equity compensation plans, public offerings, transactions resulting in less than $2.0M of gross proceeds to the Company, and transactions pursuant to the Company’s At Market Issuance Sales Agreement, dated December 1, 2017, between the Company and B. Riley FBR, Inc.

Registration Rights Agreement

In connection with the Closing, on February 26, 2020 the Company entered into a registration rights agreement (the “Registration Rights Agreement”) with the Purchaser that will, among other things, require the Company to register the shares of Common Stock, $0.08 par value per share (the “Common Stock”) issuable upon conversion of the Series A Preferred Shares (the “Conversion Shares”) at the request of Palm or certain transferees of Palm.  Pursuant to the terms of the Registration Rights Agreement, these registration rights will not become effective until the earlier of nine months following the Closing and the date on which all Series A Preferred Shares have been converted into Conversion Shares.  Palm will have one demand registration right pursuant to the Registration Rights Agreement.  The costs incurred in connection with such registrations will be borne by the Company.

Series A Certificate of Designation

On February 24, 2020, as required by the Purchase Agreement, the Company filed with the Secretary of State of Delaware a certificate of designation setting forth the rights, preferences and privileges of the Series A Preferred Shares.  On February 26, 2020, the Company filed with the Secretary of State of Delaware a certificate of correction, correcting certain language defects in the previously filed certificate of designation (as corrected, the “Certificate of Designation”).

The Series A Preferred Shares are convertible at the option of the holder at any time Conversion Shares at a conversion rate determined by dividing the Series A Original Issue Price by the Series A Conversion Price (each as defined in the Certificate of Designation) in effect at the time of conversion. This formula initially results in a one-to-one conversion ratio. The Series A Conversion Price is subject to adjustment for stock splits and the like subsequent to the date of issuance of the Series A Preferred Shares (the “Issuance Date”).  In addition the Series A Conversion Price is subject to customary weighted-average anti-dilution adjustments in the event of certain dilutive issuances of shares of Common Stock or convertible securities subsequent to the Issuance Date.

The Company may require the conversion of all of the outstanding Series A Preferred Shares if the closing sale price of the Common Stock equals or exceeds $9.00 for a period of five (5) consecutive trading days with a minimum average trading volume of 35,000 shares per day over such period; provided, that, on such date, the Conversion Shares are registered for resale under the Securities Act or are otherwise eligible for resale pursuant to Rule 144 thereunder.

Notwithstanding the foregoing, prior to the receipt of all approvals, if any, of the shareholders of the Company necessary for purposes of the rules and regulations of the applicable Trading Market (as defined in the Stock Purchase Agreement), the Series A Preferred Shares shall not be converted into shares of Common Stock: (i) in the aggregate into more than 19.99% of the shares of Common Stock outstanding immediately prior to the Issuance Date, subject to appropriate adjustment in the event of a stock split, stock dividend, combination or other similar recapitalization, or (ii) by any beneficial holder (as such term is defined under Rule 13d-3 of the Exchange Act) or “group” (as such term is defined under Rule 13d-5 of the Exchange Act) (such beneficial holder or group, a “Capped Holder”), if (A) the aggregate number of shares of Common Stock issued to such Capped Holder upon such conversion and any Conversion Shares then held by the Capped Holders, plus (B) the number of shares of Common Stock underlying the Series A Preferred Shares that would be held at such time by the Capped Holders (after giving effect to such conversion), plus (C) the aggregate number of shares of Common Stock held by such Capped Holder as of immediately prior to the Issuance Date, would in the aggregate exceed more than 19.99% of the shares of Common Stock outstanding immediately prior to the Issuance Date (without regard to any limitation on conversion pursuant to this Section 5(n)), then such Capped Holder shall be entitled to convert such number of Series A Preferred Shares as would result in the sum of clauses (A), (B) and (C) (after giving effect to such conversion) being equal to 19.99% of the shares of Common Stock outstanding immediately prior to the Issuance Date, in each case, subject to appropriate adjustment in the event of a stock split, stock dividend, combination or other similar recapitalization.  Any Series A Preferred Shares which a holder has elected to convert but which, by reason of the previous sentence are not so converted, shall be treated as if the holder had not made such election to convert and such Series A Preferred Shares shall remain outstanding.

The Series A Preferred Shares accrue annual preferred dividends at a rate of $0.175 per Series A Preferred Share. The shares of Series A Preferred Shares are also entitled to receive participating dividends. The shares of Series A Preferred Shares have no voting rights.

In the event of a liquidation, dissolution or winding up of the Company, or a Deemed Liquidation Event (as defined in the Certificate of Designation) the holders of Series A Preferred Shares are eligible to receive the greater of (i) an amount equal to the Series A Original Issue Price, plus an amount equal to accrued and unpaid dividends thereon, or (ii) such amount per share as would have been payable had all Series A Preferred Shares been converted into Common Stock immediately prior to such liquidation, dissolution, winding up or Deemed Liquidation Event.

The Series A Preferred Shares contain certain protective provisions, and requires the consent of the holders of a majority of the Series A Preferred Shares prior to the Company amending the Certificate of Designation; amending its governing documents in a manner that impairs or reduces the rights of the Series A Preferred Shares; for a period of three years following the Issuance Date, authorizing or reclassifying shares of capital stock (or amending terms of capital stock) on parity or senior to the Series A Preferred Shares; or purchasing or redeeming shares of capital stock.

Board Observer Agreement

In connection with the Closing, on February 26, 2020, the Company entered into a Board Observer Agreement with Palm (the “Board Observer Agreement”). The Board Observer Agreement provides that for the longer of three years following the Closing or for so long as Palm holds any Series A Preferred Shares, Palm will have the right to appoint one individual to attend and observe meetings of the board of directors of the Company (such individual, the “Observer”), subject to certain exceptions.

The foregoing description of the Certificate of Designation, the Stock Purchase Agreement, the Registration Rights Agreement and the Board Observer Agreement and the transactions contemplated thereby is not complete and is qualified in its entirety by reference to the full text of the Certificate of Designation, the Stock Purchase Agreement, the Registration Rights Agreement and the Board Observer Agreement, which are filed as Exhibits 3.1, 10.1, 10.2 and 10.3, respectively to this Current Report on Form 8-K and are incorporated herein by reference.

Item 3.02         Unregistered Sales of Equity Securities.

Reference is made to Item 1.01 of this Current Report on Form 8-K regarding the Share Issuance Transaction. The disclosure contained in Item 1.01 with respect to the Share Issuance Transaction and the information contained in the Stock Purchase Agreement attached hereto as Exhibit 10.1 are hereby incorporated by reference in their entirety into this Item 3.02.

Item 3.03         Material Modification to Rights of Security Holders.

Reference is made to Item 1.01 of this Current Report on Form 8-K regarding the Series A Preferred Shares. The disclosure contained in Item 1.01 with respect to the rights, preferences and privileges of the Series A Preferred Shares and the information contained in the Certificate of Designation attached hereto as Exhibit 3.1 are hereby incorporated by reference in their entirety into this Item 3.03.

Item 5.03.       Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Reference is made to Item 1.01 of this Current Report on Form 8-K regarding the Series A Preferred Shares. The disclosure contained in Item 1.01 with respect to the rights, preferences and privileges of the Series A Preferred Shares and the information contained in the Certificate of Designation attached hereto as Exhibit 3.1 are hereby incorporated by reference in their entirety into this Item 5.03.

Item 7.01.        Regulation FD Disclosure

On February 26, 2020, the Company issued a news release in connection with entering into the Exchange Agreements and the Exchanges. The news release is attached hereto as Exhibit 99.1 of this Current Report on Form 8-K and is incorporated by reference herein.

In accordance with General Instruction B.2 of Form 8-K, the foregoing information, including Exhibit 99.1, shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall such information and Exhibit 99.1 be deemed incorporated by reference in any filing under the Securities Act or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Neither this Current Report on Form 8-K nor Exhibit 99.1 incorporated by reference herein constitutes an offer to sell, or a solicitation of an offer to buy, any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

Item 9.01          Financial Statements and Exhibits.

(d)

Exhibit Number	Description
3.1	Certificate of Correction of the Certificate of Designation for the Series A Convertible Preferred Stock, filed with the Secretary of State of Delaware on February 26, 2020.
10.1	Stock Purchase Agreement, dated February 21, 2020, by and among Biomerica, Inc., a Delaware corporation, and each purchaser listed on the Schedule of Purchasers attached thereto.
10.2	Registration Rights Agreement, dated February 26, 2020, by and among by and among Biomerica, Inc., a Delaware corporation, and each holder listed on the Schedule of Holders attached thereto.
10.3	Board Observer Agreement, dated February 26, 2020, by and between Biomerica, Inc., a Delaware corporation and Palm Global Small Cap Master Fund LP.
99.1	Press Release entitled “Biomerica Announces $2.0 Million Investment by Palm Global Small Cap Master Fund” issued by the Company on February 26, 2020.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 27, 2020	Biomerica, Inc.

	By:	/s/ Zackary S. Irani
Zackary S. Irani
Chief Executive Officer